[HEALTH NET, INC. LETTERHEAD]

October 10, 2005

Mr. Jeff Folick
[ADDRESS]
[ADDRESS]

Dear Jeff:

This letter will confirm the discussions and agreements reached between you and the Company to further amend the letter agreement dated May 22, 2002, as amended by the letter agreement dated July 2, 2004 and as further amended by the letter agreement dated January 28, 2005 (collectively, the “Agreement”) setting forth the terms and conditions of your employment with the Company. Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the Agreement.

In accordance with Section 17 of the Agreement, you and the Company hereby agree and acknowledge that each of the sections of the Agreement listed below is hereby amended, as follows:

Subsection (C) of Section 1 of the Agreement is added as follows:

“C. Disclosure of Personal Compensation Information. As an “executive officer” of the Company (as such term is defined in the rules and regulations of the Securities and Exchange Commission (“SEC”)), information regarding your employment arrangements with the Company, including, among other things, the terms of this Agreement and any stock option agreement, restricted stock agreement and/or severance agreement you enter into with the Company from time to time (collectively, “Personal Compensation Information”), may be disclosed in filings with the SEC, the New York Stock Exchange (“NYSE”) and/or other regulatory organizations upon the occurrence of certain triggering events. Such triggering events include, but are not limited to, the execution of this Agreement and any amendments thereto, changes in your Base Salary, any annual incentive payment (whether in the form of cash or equity) awarded to you (in the past or after the date hereof), and the establishment of performance goals under the Company’s incentive plans. Your execution of this Agreement will serve as your acknowledgement that your Personal Compensation Information may be publicly disclosed from time to time in filings with the SEC, NYSE or otherwise as required by applicable law.”

Subsection (h) of Section 9 of the Agreement is amended and restated in its entirety as follows:

“(h) You will have the option, exercisable by notifying the Company in writing no earlier than October 10, 2005 but no later than March 31, 2006, to terminate your employment with the Company effective thirty (30) days following the date of such notice (the “Effective Date”), and to receive the incentive package described below in lieu of any other payments or benefits under Section 9 of the Agreement (the “Incentive Package”), provided that you sign and do not revoke a Waiver and Release of Claims in the form attached hereto as Exhibit A, and a Restrictive Covenant Agreement in the form attached hereto as Exhibit B, both of which are incorporated into this Agreement by reference, and subject to the other terms and conditions set forth below:

(1)	Cash Payment; Benefits. You will receive (i) a lump sum cash payment equal to two times (2x) your Base Salary in effect immediately prior to the Effective Date and (ii) the continuation of your medical, dental and vision benefits for you and your dependents for up to six (6) months following the Effective Date, and (iii) after expiration of such six (6) month benefits continuation period, the premium payments for continuation, under COBRA, of your medical, dental and vision benefits (as maintained for your benefit immediately prior to the Effective Date) for you and your dependents for up to eighteen (18) months, provided that you properly elect to continue those benefits under COBRA, and provided further that your eligibility for benefits continuation and/or COBRA premium payments will expire immediately upon your accepting employment with another employer offering comparable benefits. The lump sum payment referred to in clause (i) above will be paid within thirty (30) days following the Effective Date.

(2)	Bonus Opportunity. You will be eligible for two separate bonus awards in lieu of participation in the Company’s 2005 Management Incentive Plan (“2005 MIP”) and 2006 Management Incentive Plan (“2006 MIP”), as set forth below:

(A) You will be paid a bonus award equal to fifty percent (50%) of your current 2005 MIP target opportunity so long as all of the following conditions are met: i) you successfully complete and timely file with the Centers for Medicare and Medicaid Services (“CMS”) the Company’s bid application pursuant to competitive bidding procedures for Medicare Advantage set forth in the Medicare Modernization Act of 2003 which requires bid applications to be submitted by June 6, 2005 (the “Bid Application”); and ii) the Bid Application is approved by the CMS; and iii) the Bid Application is certified by the Company’s Chief Financial Officer as economically viable at the time of filing.

(B) You will be paid a bonus award equal to fifty percent (50%) of your current 2005 MIP target opportunity if you successfully implement the Company’s Medicare plan. The criteria and measures for determining a successful implementation will be developed by the Company’s Chief Executive Officer and approved by the Chair of the Compensation Committee of the Company’s Board of Directors.

(3)	Stock Options. Your timely election to terminate your employment pursuant to this Section 9(h) will be treated the same as a termination by the Company without Cause (as defined in the Agreement) for purposes of your ability to exercise your Stock Options under your Stock Option Agreements. Accordingly, as of the Effective Date, you will have ninety (90) days to exercise any outstanding, vested Stock Options. You and the Company acknowledge and agree that Exhibit C attached hereto accurately reflects the current status of stock options granted to you by the Company.”

Section 9(c) of the Agreement is hereby amended and replaced with the following:

“In the event that your employment is voluntarily terminated by you at any time (except as the result of your timely election to receive the Incentive Package pursuant to subsection (h), or for Good Reason within two (2) years after a Change in Control of Health Net, Inc.) then you shall not be eligible to receive any payments set forth in this Section 9.”

Section 14(e) of the Agreement is hereby amended and replaced with the following:

“If you have timely elected the Incentive Package and entered into the Restrictive Covenant Agreement attached hereto as Exhibit B, and provided that your employment has not been terminated by the Company for Cause on or before the Effective Date, then this Section 14 shall be of no further force or effect and the terms of the Restrictive Covenant Agreement shall govern.

If you have timely elected the Incentive Package and your employment is thereafter terminated by the Company without Cause before the Effective Date, then you will remain eligible to receive the Incentive Package subject to the terms and conditions set forth above. The Incentive Package is in lieu of any other severance benefits under the Agreement or any other agreement between you and the Company, or under any Company policy or program, and in lieu of your participation in the 2005 MIP and 2006 MIP. If your employment is terminated for Cause before the Effective Date, then you will not be eligible to receive the Incentive Package.

In the event that you do not timely elect the Incentive Package, then you and the Company acknowledge and agree that you will remain subject to the terms and conditions of the Agreement, including, but not limited to, participation in the 2005 MIP and the 2006 MIP, a Change in Control severance benefit (as defined in the Agreement), and acceleration in vesting of your Stock Options based on completion of a “Change in Control” transaction (as defined in the Stock Option Plan and Stock Option Agreement), provided that all of the terms and conditions of such benefits set forth in such documents are met.”

Except as expressly provided herein, the terms and conditions of the Agreement (including, without limitation, the at-will employment term) shall remain in full force and effect. Your signature below will not only confirm your agreement with and acceptance of the terms of this letter, but will also be your acknowledgement that you will not be entitled to receive or be eligible for any future bonus compensation other than that referred to above. This will also confirm that the terms of this letter have been approved by the Compensation Committee of the Company’s Board of Directors. Please sign one copy of this letter where indicated below and return it to me indicating such agreement and acknowledgement. The other copy is for your records.

Sincerely,

/s/ Jay M. Gellert

Jay M. Gellert
President and Chief Executive Officer

I hereby agree to the amendment to the terms of my letter agreement dated May 22, 2004, as amended by the letter agreement dated July 2, 2004 and further amended by the letter agreement dated January 28, 2005 as set forth above.

/s/ Jeff Folick

Jeff Folick

Date: October 10, 2005